 Exhibit 99.1

Yaborã Indústria Aeronáutica S.A., a wholly-owned subsidiary of Embraer S.A., Announces the Expiration of its Consent Solicitation and the Receipt of Requisite Consents in Respect of the Proposed Amendments to its 2022 Notes, 2023 Notes, 2025 Notes and 2027 Notes

SÃO PAULO, Brazil, March 17, 2020 – Yaborã Indústria Aeronáutica S.A. (the “Yaborã”), which is currently a wholly-owned subsidiary of Embraer S.A. (“Embraer”), hereby announces the receipt of the Requisite Consents (as defined below) in connection with its solicitation (the “Consent Solicitation”) of consents (“Consents”) of the Holders (as defined below) of the following series notes (the “Notes”):

Title of Security	CUSIP and ISIN Nos.	Outstanding Principal Amount	Consent Fee(1)
5.150% Notes due 2022	CUSIP: 29082AAA5 ISIN: US29082AAA51	US$500,000,000	US$1.50
5.696% Notes due 2023	CUSIP: 29081YAD8 and G30376AB6 ISIN: US29081YAD85 and USG30376AB69	US$540,518,000	US$1.50
5.050% Notes due 2025	CUSIP: 29082HAA0 ISIN: US29082HAA05	US$1,000,000,000	US$1.50
5.400% Notes due 2027	CUSIP: 29082HAB8 ISIN: US29082HAB87	US$750,000,000	US$1.50

(1)     Subject to the terms and conditions set forth in the Consent Solicitation Statement (as defined below), the Consent Fee for the Consent Solicitation with respect to each series of Notes is an amount in cash per US$1,000 aggregate principal amount of the applicable series of Notes, which is payable to Holders of Notes whose properly executed Consents were received (and not validly revoked) prior to the Expiration Deadline and shall be paid promptly after Yaborã has accepted Consents in respect of the relevant series of Notes and after all conditions to the Consent Solicitation in respect of the relevant series of Notes shall have been satisfied or waived. See “Consent Fee” below. The Consent Fee payable in respect of each series of Notes will be paid by Embraer Overseas Limited, a wholly-owned subsidiary of Yaborã.

The terms and conditions of the Consent Solicitation are set out in a Consent Solicitation Statement issued by Yaborã dated March 10, 2020 (the “Consent Solicitation Statement”). Capitalized terms used in this announcement but not defined herein shall have the meanings given to such terms in the Consent Solicitation Statement.

As described in more detail in the Consent Solicitation Statement, the purpose of the Consent Solicitation in relation to each series of Notes was to amend the Indentures to implement the Reporting Covenant Amendments and the Listing Covenant Amendments.

Expiration of Consent Solicitation

The Consent Solicitation expired at 5:00 p.m., New York City time, on March 16, 2020 in respect of all series of Notes (“Expiration Deadline”). This was the deadline for Holders of the Notes to electronically deliver Consents pursuant to the Consent Solicitation and be eligible to receive the Consent Fee. Holders may no longer revoke Consents.

Receipt of Requisite Consents

As of the Expiration Deadline, Yaborã was advised by Global Bondholder Services Corporation (the “Information and Tabulation Agent”) that it has received valid unrevoked Consents from Holders in respect of a majority in aggregate principal amount of the outstanding Notes of each series (excluding the aggregate principal amount of any Notes owned by any Obligor or their respective affiliates) (in relation to each separate series of Notes, the “Requisite Consents”). Yaborã hereby announces that it has accepted all valid unrevoked Consents.

Execution of Supplemental Indentures and Effectiveness

Pursuant to the terms of the Consent Solicitation, on March 17, 2020, each Supplemental Indenture was entered into by the parties thereto. The Effective Time has occurred, which is the time at which the Requisite Consents in respect of the relevant series of Notes were received, Yaborã delivered all necessary documents to the Trustee and the Supplemental Indentures in respect of the Notes were executed.

The relevant Supplemental Indenture and the Proposed Amendments contained therein will not become operative, and the Consent Fee in respect of the relevant series of Notes will not become payable, unless all conditions to the Consent Solicitation in respect of such series of Notes are satisfied or waived and payment of the Consent Fee in respect of the relevant series of Notes is made.

Consent Fee

The Consent Fee for each US$1,000 principal amount of Notes of the relevant series is a cash payment of US$1.50. The Consent Fee is payable to Holders of Notes whose properly executed Consents were received (and not validly revoked) prior to the Expiration Deadline. The Consent Fee payable in respect of each series of Notes will be paid by Embraer Overseas Limited. Payment of the Consent Fee in respect of the Consent Solicitation in respect of each series of Notes is subject to the satisfaction or waiver of certain conditions set forth in the Consent Solicitation Statement. Subject to satisfaction of such conditions, Yaborã currently expects that the Consent Fee will be paid to each Consenting Holder on or around March 19, 2020.

* * * * *

Any questions or requests for assistance may be directed to the Solicitation Agent at its address or one of its telephone numbers set forth below. Requests for additional copies of this Consent Solicitation Statement may be directed to the Information and Tabulation Agent at its address, one of its telephone numbers or the email address set forth below. A Holder may also contact the Solicitation Agent at its telephone numbers set forth below or such Holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Consent Solicitation.

The Information and Tabulation Agent for the Consent Solicitation is:

Global Bondholder Services Corporation

65 Broadway — Suite 404
New York, New York 10006
Attn: Corporate Actions
Email: contact@gbsc-usa.com

Banks and Brokers call: (212) 430-3774
Toll free (866) 794-2200

The Solicitation Agent for the Consent Solicitation is:

Citigroup Global Markets Inc.

388 Greenwich Street, 7th Floor
New York, New York 10013
Attn: Liability Management Group
Telephone: (800) 588-3745 (toll free)
(212) 723-6106 (collect)

Important Notices

This announcement must be read in conjunction with the Consent Solicitation Statement. This announcement and the Consent Solicitation Statement contain important information which should be read carefully before any decision is made with respect to the Proposed Amendments. None of the Obligors, the Solicitation Agent, the Information and Tabulation Agent the Trustee made any recommendation as to whether or not Holders of Notes should deliver Consents. Each Holder of Notes was required to make its own decision as to whether or not to have delivered its Consent.

The Consent Solicitation was not made to, and no Consents were not solicited from, Holders or Beneficial Owners of Notes in any jurisdiction in which it was unlawful to make such solicitation or grant such Consents. However, Yaborã was entitled in its discretion to take such action as it deemed necessary to make the Consent Solicitation in any such jurisdiction and to extend the Consent Solicitation to Holders in such jurisdiction. In any jurisdiction in which the securities laws or blue sky laws required the Consent Solicitation to be made by a licensed broker or dealer, the Consent Solicitation was deemed to have been made on behalf of Yaborã by the Solicitation Agent or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

None of the Obligors, the Solicitation Agent, the Information and Tabulation Agent and the Trustee nor any of their respective affiliates, expressed or expresses any opinion as to the merits of the Consent Solicitation or the Proposed Amendments. Furthermore, none of the Obligors, the Solicitation Agent, the Information and Tabulation Agent and the Trustee, nor any of their respective affiliates, has made or will make any assessment of the impact of the Consent Solicitation or the Proposed Amendments on the interests of the holders of the Notes, or made any recommendation as to whether Consents to the Proposed Amendments should be given.

The Trustee was not involved in the Consent Solicitation or in formulating the Consent Solicitation and made no representation that all information has been disclosed to Holders in the Consent Solicitation Statement. The Trustee did not make any investigation of the effect of the Proposed Amendments on individual holders of the Notes and made no recommendation as to whether Consents to the Proposed Amendments should be given.

Recipients of this announcement and the Consent Solicitation Statement should not construe their contents as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning the Consent Solicitation.

The distribution of this announcement and the Consent Solicitation Statement in certain jurisdictions may be restricted by law. Persons into whose possession this announcement and the Consent Solicitation Statement comes are required to inform themselves about, and to observe, any such restrictions.

This announcement is for informational purposes only. This announcement does not constitute the solicitation of consents with respect to any Notes. This announcement does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of any securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful. The Consent Solicitation was made solely pursuant to the Consent Solicitation Statement which set forth a detailed statement of the terms and conditions of the Consent Solicitation.